UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 10, 2006
Bookham, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-30684	20-1303994

(State or Other Juris- diction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2584 Junction Avenue, San Jose, California 95134

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (408) 383-1400
Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
SIGNATURE

Item 1.01. Entry into a Material Definitive Agreement.
     On March 10, 2006, Bookham Technology plc (“Bookham plc”), a wholly-owned subsidiary of Bookham, Inc. (the “Registrant”), entered into an agreement with a subsidiary of Scarborough Developments (“Scarborough”) for the sale and leaseback of the land and facilities located at its Caswell, United Kingdom, manufacturing site. At the closing, which is subject to customary closing conditions, the transaction will result in immediate sale proceeds to Bookham plc of £13.75 million (approximately US $24 million).
     Further to this agreement for sale and leaseback, Bookham plc will enter into a lease agreement with Scarborough to lease the Caswell site from Scarborough for an initial term of 20 years. Bookham plc will have the option to renew the lease term for 5 years following the initial term and for rolling 2 year terms thereafter. Bookham plc will be obligated to pay annual rent of £1.1 million during the first 5 years of the lease, approximately £1.2 million during the next 5 years of the lease, approximately £1.4 million during the next 5 years of the lease and approximately £1.6 million during the next 5 years of the lease. Rent during the renewal terms will be determined according to the then market rent for the site. The obligations of Bookham plc under these agreements will be guaranteed by the Registrant.
     In addition, Scarborough, Bookham plc and the Registrant will enter into a pre-emption agreement under which Scarborough will grant Bookham plc a right to re-purchase the Caswell site in the event that Scarborough, within the next 20 years, agrees terms with or receives an offer from a third party relating to the purchase and sale of the whole or part of the Caswell site on terms which are acceptable to Scarborough.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information set forth in Item 1.01 above is incorporated herein by reference.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOOKHAM, INC.
Date: March 14, 2006	By:	/s/ Stephen Abely
Stephen Abely
Chief Financial Officer